EXHIBIT 10.40
TRADEWEB MARKETS INC.

__________________________________, 2026

Re: Omnibus Amendment to Award Agreements under 2019 Omnibus Equity Incentive Plan

Dear Grantee:

You are receiving this letter (this “Letter”) because Tradeweb Markets Inc. (the “Company”) has previously granted you an award(s) that remains outstanding as of the date hereof pursuant to the Company’s 2019 Omnibus Equity Incentive Plan (the “Plan”) in the form of performance restricted stock units (“PRSUs”) and/or performance stock units (“PSUs”, together with the PRSUs, as applicable, the “Awards”), each pursuant to an award agreement(s) entered into between you and the Company (collectively, the “Award Agreements”). The Company has determined to amend your Award Agreements for each of your PRSU and PSU awards, as applicable, to provide for updated vesting terms upon your Retirement and certain terminations of your employment, as described herein. Capitalized terms used but not defined herein have the meaning set forth in the applicable Award Agreement, as amended herein.

Effective as of the date hereof, notwithstanding anything set forth in your Award Agreement to the contrary, upon the date of (A) your Retirement or (B) your termination (1) without Cause, (2) on account of your death or Disability, (3) as a result of your resignation for Good Reason (as defined in your employment agreement), or (4) as a result of the Company’s nonrenewal of the Term (as defined in your employment agreement), prior to the applicable Vesting Date set forth in your Award Agreement, your Award will fully vest. For the avoidance of doubt, the accelerated vesting described in this paragraph will not change the Settlement Date as set forth in your Award Agreement. For purposes of your Award, “Retirement” means your voluntary resignation upon six months’ notice to the Company for any reason after attaining a combination of (A) age 55 with at least 10 years of credited service or (B) age 65 with at least 5 years of credited service.

Except as expressly provided in this Letter, all of the terms and provisions of the Award Agreements are and will remain in full force and effect. Without limiting the generality of the foregoing, the amendments contained herein will not be construed as an amendment to or waiver of any other provision of the Award Agreements or as a waiver of or consent to any further or future action on the part of either you or the Company that would require the waiver or consent of the other. On and after the date hereof, each reference in the Award Agreements to “this Agreement,” “the Agreement,” “hereunder,” “hereof,” “herein,” or words of like import will mean and be a reference to the Award Agreements as amended by this Letter.

This Letter and the amendments set forth herein are made pursuant to the Company’s authority under the Plan, and shall be interpreted to comply with the Plan. Any provision of this Letter inconsistent with the Plan shall be considered void and replaced with the applicable provision of the Plan. The Plan shall control in the event there shall be any conflict between the Plan, the Notice, the Award Agreements, and this Letter and it shall control as to any matters not contained in this Letter. The Committee shall have authority to construe this Letter, and to correct any defect or supply any omission or reconcile any inconsistency in this Letter, and to prescribe rules and regulations relating to the administration of this Letter. This Letter, including the amendments to your Award Agreements described herein, is effective upon the date of this Letter first set forth above.

TRADEWEB MARKETS INC.

By: _____________________________
Name:
Title:

Please acknowledge your receipt of this Letter by signing where indicated below:

ACKNOWLEDGED:

GRANTEE

By:_____________________________
Name: William Hult